Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release (“Agreement”) are Northwest Pipe Company (the “Company”) and Stephanie J. Welty (“Welty”).

RECITALS

A. Welty’s employment will terminate, effective January 20, 2011.

B. The Company agrees to provide Welty with severance pay and related benefits under this Agreement under the terms and conditions set forth below.

Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

1. Employment Termination. Welty’s employment with the Company is hereby terminated, effective January 20, 2011 (the “Separation Date”).

2. Payment. Welty has received all accrued wages owing through the Separation Date. As consideration for this Agreement, Welty shall receive the following:

2.1 Two-Hundred Forty-Five Thousand and no/100 Dollars ($245,000.00), payable in regular installments as salary continuation for a period of twelve months (the “Severance Period”) in accordance with the Company’s regular payroll schedule, and starting the first pay period following expiration of the revocation period under Section 6. The Company will also pay Welty a lump sum of One Hundred Thousand and no/100 Dollars ($100,000.00), within ten (10) days after the expiration of the revocation period under Section 6. The Company will withhold taxes on these amounts in accordance with all applicable local, state and federal laws.

2.2 The Company will directly pay the first eighteen months’ premiums for continuation of Welty’s health insurance coverage under COBRA. If Welty should obtain equivalent group coverage she will notify the company and COBRA payments will be discontinued.

2.3 The Company will fully accelerate the vesting of all of the 777 unvested restricted stock units (“RSU’s)” currently held by Welty, effective on the Separation Date, such that 100% of all RSU’s granted to Welty shall be considered fully vested and exercisable at that time. The Performance Share Agreements dated August 18, 2008 and April 15, 2009 shall terminate effective as of the Separation Date.

2.4 Welty agrees to repay all amounts she received as severance under this Section 2 in the event Welty is found by a court of competent jurisdiction to have engaged in intentional or reckless illegal activity in connection with any of the items of accounting practice, policy, procedures or disclosures that are related to the investigation conducted by the Audit Committee of the Company’s Board of Directors.

Page 1 - SEPARATION AGREEMENT AND RELEASE

3. Health Insurance. Welty’s coverage under the Company’s health insurance plan ends on January 31, 2011. If eligible and she properly elects, Welty may continue full health insurance benefits for herself and her immediate family as provided under federal COBRA regulations. Except as set forth in Section 2, Welty is responsible for all payments under COBRA for continuation of health insurance benefits.

4. Employee Pension and Retirement Plans. Welty shall be entitled to Welty’s rights under the Company’s retirement benefit and other deferred compensation plans as such plans, by their provisions, apply upon Welty’s termination.

5. General Release. Except as provided below, in consideration of the benefits provided in this Agreement, Welty releases the Company, its directors, officers, employees, attorneys, insurers, related corporations, successors and assigns from any and all liability, damages or causes of action, whether known or unknown, whether in tort, contract, or under state or federal statute. Welty understands and acknowledges that this release includes, but is not limited to any claim for reinstatement, reemployment, attorneys’ fees or additional compensation in any form, and any claim, including but not limited to those, arising under the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee Retirement Income Security Act of 1974 (ERISA), Executive Order 11246, as amended, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Welty’s employment. The parties specifically exclude and except from this release any indemnity and advancement rights of Welty which arise by virtue of Welty’s position as an officer or director of the Company and the parties specifically exclude and exempt from this release any rights of Welty under any insurance or indemnity policy covering acts or omissions of the Company’s officers and directors. This Agreement neither creates, enhances, diminishes or extinguishes any right or entitlement that Welty may subsequently claim to possess with respect to her access to any Company documents, nor any defense the Company may possess with respect to any such claim.

6. Release of Rights Under Older Workers’ Benefit Protection Act. In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Welty acknowledges that (1) she has been advised in writing to consult with an attorney prior to executing this Agreement; (2) she is aware of certain rights to which she may be entitled under the Act; (3) as consideration for executing this Agreement, Welty has received additional benefits and compensation of value to which she would otherwise not be entitled; and (4) by signing this Agreement, she will not waive rights or claims under the Act which may arise after the execution of this Agreement. Welty acknowledges that she has been given a period of at least 21 days from December 27, 2010, to consider this offer. A change in the terms of this Agreement shall not restart the 21-day consideration period. Welty further acknowledges that she has a period of seven days from the date of execution in which to revoke this Agreement by written notice to Richard A. Roman, Chief Executive Officer. In the event Welty does not exercise her right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day waiting period described above.

Page 2 - SEPARATION AGREEMENT AND RELEASE

7. Obligations of Welty.

7.1 Return of Company Property. Welty agrees that, on or before the effective date of her termination, she will return to the Company all property she knows to be in her possession belonging to the Company, including, but not limited to keys, credit cards, telephone calling card, files, records, computer access codes, computer hardware, computer programs, instruction manuals, business plans, and all other property and documents which Welty prepared or received in connection with her employment with the Company.

7.2 Confidentiality. Welty acknowledges that in the course of her employment with the Company, she obtained Confidential Information, i.e., data that has been researched, compiled, developed and/or maintained by the Company, and that is not generally known within the industry. For the purpose of this Agreement, Confidential Information includes, but is not limited to, trade secrets, information, ideas, knowledge, data, or know-how related to products, processes, software, designs, formulae, tests, research, business and/or marketing plans and strategies, costs, profits, pricing, personnel and financial information, capitalization and other corporate data and information, and information about or obtained from customers, authors, suppliers, consultants, licensees, or affiliates. Confidential Information also includes information the Company has received from third parties in confidence. Welty agrees that she will not use or disclose Confidential Information, in any form, for any purpose, notwithstanding the termination of her employment, unless otherwise authorized by the Company.

7.3 Disclosure of this Agreement. Welty shall keep the terms of this Agreement secret and confidential, except that Welty may disclose this Agreement as required by law, and (a) to her immediate family, (b) to her lawyers, tax accountants and other advisors in order to seek advice about its provisions, properly account for and report its effects, (c) to obtain enforcement of any of its provisions, provided anyone to whom Welty is authorized to disclose this Agreement agrees to be bound by the terms of this Section; and (d) if and to the extent that the Agreement has been publicly disclosed by the Company, and except that the Company may disclose the fact and terms of this Agreement to the extent required by public reporting obligations.

7.4 Cooperation. In the event of any litigation or investigation to which the Company is a party, Welty agrees to make herself reasonably available to provide information and assistance in meetings, depositions, and other related activities without the requirement of a subpoena. The Company will pay Welty’s reasonable out of pocket expenses incurred in complying with her obligations under this Section 7.4. Nothing in this paragraph shall operate to prevent any party from testifying truthfully under oath when compelled to do so by subpoena or other legal process.

7.5 Consulting Duties. Welty agrees that during the Severance Period, she will serve as a consultant to and as reasonably requested by the Company in writing with respect to such matters as may be mutually agreed upon by Welty and the Company. Notwithstanding the foregoing, Welty’s services as a consultant shall not exceed the regulatory threshold under Treas. Reg. 1.409A-1(h)(1)(ii) so as to preclude Welty from qualifying for the presumption that she has separated from service from the Company.

Page 3 - SEPARATION AGREEMENT AND RELEASE

7.6 Noncompliance Remedy. If Welty is determined by a court of competent jurisdiction to have materially breached any of the provisions of this Section 7, the Company may recover the severance benefits paid to Welty pursuant to Section 2. The Company agrees that such recovery shall be its exclusive remedy for such breach, except as set forth in Section 8 below.

8. Consent to Injunction. Welty agrees that her violation of Section 7.2 shall constitute a breach of this Agreement that will cause irreparable injury to the Company, and that monetary damages alone would not adequately compensate the Company for the harm suffered. Welty agrees that the Company shall be entitled to injunctive relief to enjoin any breach or threatened breach of Section 7.2, in addition to its remedy under Section 7.6.

9. Disparagement. Neither party shall make any malicious, disparaging or false remarks about the other, or their respective, officers, directors, employees, heirs or assigns. The parties further agree to refrain from making any false negative statements regarding the other to any third parties or any statements which could be construed as having or causing a diminishing effect on the other’s reputation, goodwill or business. For the purpose of this paragraph, the “Company” shall mean the management and Board of Directors of Northwest Pipe Company. Notwithstanding the foregoing, nothing in this paragraph shall operate to prevent any party from testifying truthfully under oath when compelled to do so by subpoena or other legal process.

10. No Admission of Liability. Welty and the Company agree that nothing in this Separation Agreement and Release, its contents, and any payments made under it, will be construed as an admission of liability on the part of Welty or the Company.

11. Governing Law, Forum and Attorney Fees. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington, except to the extent preempted by federal law, without regard to conflict of law principles. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Washington. The Company agrees to pay Welty’s attorneys fees incurred in the negotiation and preparation of this Agreement, subject to Welty providing the Company with a copy of her attorneys’ invoices (redacted to protect attorney-client privileged information), and provided that such attorneys fees do not exceed $10,000.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other regulatory guidance promulgated thereunder such that amounts payable to Welty hereunder are exempt from taxation under Code section 409A(a)(1). The provisions of this Agreement shall be construed and interpreted in a manner that is consistent with such intent. For purposes of applying Code section 409A to this Agreement, each separately identified amount to which Welty is entitled under this Agreement shall be treated as a separate payment. Moreover, to the extent permissible under Code section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Page 4 - SEPARATION AGREEMENT AND RELEASE

12. Successors and Assigns. This Agreement shall be binding upon Welty’s heirs, executors, administrators and other legal representatives and may be assigned and enforced by the Company, its successors and assigns. This Agreement shall be binding upon the Company’s successors and assigns and may be enforced by Welty and her heirs, executors and other legal representatives.

13. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, it shall be modified as necessary to render it valid and enforceable. If any provision of this Agreement or its application is held invalid and cannot be modified to render it valid and enforceable, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid provisions or applications.

14. Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

15. Section Headings. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

16. Entire Agreement. Except as otherwise provided in this section, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. Welty remains bound by the terms of any and all prior agreements with the Company pertaining to confidential information, non-competition, non-solicitation and assignment of inventions. The Company remains bound by any indemnity agreements or directors and officers insurance agreements covering Welty during her employment, as well as by the Stock Agreements. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

This Agreement is not effective until it is signed by both parties.

STEPHANIE J. WELTY	NORTHWEST PIPE COMPANY

/s/ Stephanie J. Welty	By:	/s/ Richard A. Roman
Richard A. Roman
President and Chief Executive Officer

Date: January 20, 2011	Date: January 20, 2011

Page 5 - SEPARATION AGREEMENT AND RELEASE